The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to the securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of securities is not permitted.

Subject to Completion, dated December 10, 2012 Preliminary Pricing Supplement No. 30/A* (To Prospectus Supplement dated June 6, 2011 and Prospectus dated December 22, 2010)	Filed Pursuant to Rule 424(b)(5) Registration Nos. 333-167844 and 333-167844-01 December , 2012
US $_____________
Lloyds TSB Bank plc
fully and unconditionally guaranteed by
Lloyds Banking Group plc
Senior Callable Step-Up Fixed-Rate Notes due December 27, 2032
Medium-Term Notes, Series A
•
The Senior Callable Step-Up Fixed-Rate Notes due December 27, 2032, Medium-Term Notes, Series A (each a “Note” and collectively, the “Notes”) are senior unsecured obligations of Lloyds TSB Bank plc (the “Issuer”) and are fully and unconditionally guaranteed by Lloyds Banking Group plc (the “Guarantor”). Repayment of principal at maturity and all payments of interest on the Notes are subject to the creditworthiness of Lloyds TSB Bank plc, as the Issuer, and Lloyds Banking Group plc, as the Guarantor of the Issuer’s obligations under the Notes.

•
The Notes will mature on December 27, 2032. At maturity, if the Notes have not been previously redeemed, you will be entitled to receive for each unit of your Notes a cash payment equal to 100% of the principal amount of the Notes, plus any accrued and unpaid interest.

•
We may redeem all, but not less than all, of the Notes on December 27, 2022, and on each subsequent interest payment date, provided we give at least 5 business days’ and not more than 60 days’ prior written notice to each holder of Notes, the trustee and The Depository Trust Company (“DTC”). The redemption price that you will be entitled to receive upon redemption will be 100% of the principal amount of the Notes, together with any accrued and unpaid interest to, but excluding, the date on which we exercise our redemption option.

•	Interest will be paid semi-annually on the 27th day of each June and December, commencing on June 27, 2013 and ending on the maturity date or upon early redemption (as described below).
•	The Notes will accrue interest at the following rates per annum during the indicated year of their term:
o	Years 1-10: 3.20%;
o	Years 11-15: 4.20%;
o	Years 16-18: 5.00%;
o	Year 19: 6.00%; and
o	Year 20: 7.00%.
•	The Notes are to be issued in minimum denominations of $1,000 and multiples of $1,000 thereafter.
•	The Notes will not be listed or displayed on any securities exchange or quotation system.
•	In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) will act as the selling agent (the “Selling Agent”).
•	We will deliver the Notes in book-entry form only through DTC on or about December 27, 2012 (the “Issue Date”) against payment in immediately available funds.
•	The CUSIP number for the Notes is 5394E8BJ7 and the ISIN number for the Notes is US5394E8BJ74.
The Notes:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value
* This amended and restated preliminary pricing supplement amends, restates, and supersedes Preliminary Pricing Supplement No. 30 dated December 7, 2012.  We refer to this amended and restated preliminary pricing supplement as the “pricing supplement.”

Investing in the Notes involves significant risks. See “Risk Factors” beginning on page S-2 of the prospectus supplement and “Risk Factors” beginning on page PS-5 of this pricing supplement.

The Notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

None of the Securities and Exchange Commission, any state securities commission and any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Price to Public (1)	$1,000.00	$
Selling Agent’s Commission	$35.00	$
Proceeds to Lloyds TSB Bank plc	$965.00	$

(1) The proceeds you might expect to receive if you were able to resell the Notes on the Issue Date are expected to be less than the original public offering price (the “Issue Price”). This is because the Issue Price includes the Selling Agent’s commission set forth above and also reflects certain hedging costs associated with the Notes. For additional information, see “Risk Factors—The Issue Price of the Notes has certain built-in costs, including the Selling Agent’s commission and our cost of hedging, both of which are expected to be reflected in secondary market prices” on page PS-5 of this pricing supplement and “Supplemental Plan of Distribution” on page PS-9 of this pricing supplement.

BofA Merrill Lynch
December    , 2012

SUMMARY OF TERMS

• Title of the Series:	Senior Callable Step-Up Fixed-Rate Notes due December 27, 2032
• Issuer:	Lloyds TSB Bank plc
• Guarantor:	Lloyds Banking Group plc
• Interest Rate Type:	Fixed-rate
• Aggregate Principal Amount:	US$
• Denominations:	Minimum denominations of US$1,000 and multiples of US$1,000 thereafter.
• Issue Price:	100%
• Expected Trade Date:	December [19], 2012
• Issue Date:	December 27, 2012
• Maturity Date:	December 27, 2032, subject to redemption at the option of the Issuer (as set forth below)
• Business Day:	New York and London, following, unadjusted
• Redemption at the Option of the Issuer:
We may redeem all, but not fewer than all, of the Notes at the Redemption Price set forth below, on any Interest Payment Date on or after December 27, 2022, provided we give at least 5 business days’ and not more than 60 days’ prior written notice to each holder of Notes, the trustee and DTC. If we exercise our redemption option, the Interest Payment Date on which we so exercise it will be referred to as the “Early Redemption Date,” which will be the date the Redemption Price will become due and payable and on which payments of interest will cease to accrue.

• Redemption Price:
If we exercise our redemption option, you will be entitled to receive on the Early Redemption Date 100% of the principal amount together with any accrued and unpaid interest to but excluding the Early Redemption Date.

• Day-Count Convention:	30/360
• Ranking:
The Notes will constitute our direct, unconditional, unsecured and unsubordinated obligations ranking pari passu, without any preference among themselves, with all our other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.

• Guarantee:
The Notes are fully and unconditionally guaranteed by the Guarantor. The Guarantee will constitute the Guarantor’s direct, unconditional, unsecured and unsubordinated obligations ranking pari passu with all of the Guarantor’s other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.
• Payment at Maturity:
100% repayment of principal, plus any accrued and unpaid interest, at maturity or upon early redemption. Repayment of principal at maturity or upon early redemption and all payments of interest are subject to the creditworthiness of Lloyds TSB Bank plc, as the Issuer, and Lloyds Banking Group plc, as the Guarantor of the Issuer’s obligations under the Notes.

• Interest Rate:	The Notes will accrue interest during the following periods at the following rates per annum:

Dates:	Annual Rate:
December 27, 2012 to but excluding December 27, 2022	3.20%
December 27, 2022 to but excluding December 27, 2027	4.20%
December 27, 2027 to but excluding December 27, 2030	5.00%
December 27, 2030 to but excluding December 27, 2031	6.00%
December 27, 2031 to but excluding December 27, 2032	7.00%

• Interest Payment Dates:	Semi-annually, payable in arrears on the 27th day of each June and December, commencing on June 27, 2013, and ending on the Maturity Date or the Early Redemption Date (as defined below), if applicable

• Record Dates:	Interest will be paid to holders of record of each Note in respect of the principal amount thereof outstanding as of 15 days preceding the relevant Interest Payment Date.

• No Survivor’s Option:	Holders of the Notes will NOT have the right to require us to redeem their Notes following the death of the beneficial owner.

• Tax Redemption:
Following the occurrence of one of certain tax law changes that would require the Issuer or the Guarantor to pay additional amounts and in other limited circumstances as described under “Description of the Notes and the Guarantees—Redemption for Tax Reasons” in the prospectus supplement and “Description of Debt Securities—Redemption” in the prospectus, the Issuer may redeem, all, but not fewer than all, of the Notes prior to maturity.

• Repayment at the Option of Holder:	None

• Settlement and Clearance:	DTC; Book-entry

• Listing:	The Notes will not be listed or displayed on any U.S. securities exchange or quotation system.

• Trustee and Paying Agent:	The Bank of New York Mellon, acting through its London Branch

• Governing Law:	New York

ABOUT THIS PRICING SUPPLEMENT

Unless otherwise defined herein, terms used in this pricing supplement are defined in the accompanying prospectus supplement or in the accompanying prospectus. As used in this pricing supplement:

•	“we,” “us,” “our,” the “Issuer” and “Lloyds Bank” mean Lloyds TSB Bank plc;

•	“LBG” and “Guarantor” mean Lloyds Banking Group plc;

•	“Notes” refers to the Senior Callable Step-Up Fixed-Rate Notes due July [19], 2027, Medium-Term Notes, Series A, together with the related Guarantee, unless the context requires otherwise; and

•	“SEC” refers to the Securities and Exchange Commission.

LBG and Lloyds Bank have filed a registration statement (including a prospectus) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read this pricing supplement together with the accompanying prospectus dated December 22, 2010 (the “prospectus”) in that registration statement and other documents, including the more detailed information contained in the accompanying prospectus supplement dated June 6, 2011 (the “prospectus supplement”), that LBG and Lloyds Bank have filed with the SEC for more complete information about Lloyds Bank and LBG and this offering.

This preliminary pricing supplement amends, restates and supersedes Preliminary Pricing Supplement No. 30 dated December 7, 2012 in its entirety.  We refer to this amended and restated preliminary pricing supplement as the “pricing supplement.” This pricing supplement, together with the prospectus supplement and the prospectus, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

If the information in this pricing supplement differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this pricing supplement.

You may access these documents for free by visiting EDGAR on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	the prospectus supplement dated June 6, 2011 and the prospectus dated December 22, 2010 can be accessed at the following hyperlink:

Prospectus Supplement dated June 6, 2011 and Prospectus dated December 22, 2010

Our Central Index Key, or CIK, on the SEC website is 1167831.

Alternatively, LBG, Lloyds Bank, the Selling Agent, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, prospectus supplement and pricing supplement if you request them by calling your MLPF&S sales representative, such dealer or toll free 1-800-294-1322. A copy of these documents may also be obtained from MLPF&S by writing to them at 100 West 33rd Street, 3rd Floor, New York, NY 10001, attention:  Syndicate Operations or by e-mail to dg.prospectus_requests@baml.com.

You should rely only on the information provided or incorporated by reference in this pricing supplement, the prospectus supplement and the prospectus. We have not authorized anyone to provide you with different information, and we take no responsibility for any other information that others may give you. We and MLPF&S are offering to sell the Notes and seeking offers to buy the Notes only in jurisdictions where it is lawful to do so. Each of this pricing supplement, the prospectus supplement and the prospectus is current only as of its respective date.

RISK FACTORS

Your investment in the Notes involves significant risks. Your decision to purchase the Notes should be made only after carefully considering the risks of an investment in the Notes, including those discussed below and in the section entitled “Risk Factors” beginning on page S-2 of the prospectus supplement, with your advisers in light of your particular circumstances. The Notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the Notes or financial matters in general. We also urge you to consult with your investment, legal, accounting, tax, and other advisers before you invest in the Notes.

The credit risk of Lloyds Bank and LBG and their credit ratings and credit spreads may adversely affect the value of the Notes.  You are dependent on Lloyds Bank’s ability to pay all amounts due on the Notes, and therefore you are subject to the credit risk of Lloyds Bank and to changes in the market’s view of Lloyds Bank’s creditworthiness. In addition, because the Notes are fully and unconditionally guaranteed by Lloyds Bank’s parent company, LBG, you are dependent on the credit risk of LBG in the event that Lloyds Bank fails to make any payment or delivery required by the terms of the Notes. If Lloyds Bank and LBG were to default on their respective payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment. The credit ratings of Lloyds Bank and LBG are an assessment by rating agencies of their ability to pay their obligations, including those under the Notes. Any actual or anticipated decline in Lloyds Bank’s and LBG’s credit ratings, or increase in the credit spreads charged by the market for taking credit risk, is likely to adversely affect the value of the Notes. However, because the return on the Notes is dependent upon factors in addition to Lloyds Bank’s and LBG’s credit ratings, an improvement in their credit ratings will not necessarily increase the value of the Notes and will not reduce market risk and other investment risks related to the Notes.

The Notes will be subject to early redemption at our option.  We may redeem the Notes prior to the Maturity Date on any semi-annual Interest Payment Date, beginning on December 27, 2022. In addition, we have the right to redeem the Notes following the occurrence of one of certain tax law changes that would require the Issuer or the Guarantor to pay additional amounts and in other limited circumstances as described under “Description of the Notes and the Guarantees—Redemption for Tax Reasons” in the prospectus supplement and “Description of Debt Securities—Redemption” in the prospectus. If you intend to purchase the Notes, you must be willing to have your Notes redeemed early. We are generally more likely to redeem the Notes during periods when we expect that interest will accrue on the Notes at a rate that is greater than that which we would pay on our traditional interest-bearing deposits or debt securities having a maturity equal to the remaining term of the Notes. In contrast, we are generally less likely to redeem the Notes during periods when we expect interest to accrue on the Notes at a rate that is less than that which we would pay on those instruments. Although the Interest Rate will step up during the term of the Notes, you may not benefit from any future increase in the Interest Rate if the Notes are redeemed prior to the date on which the Interest Rate is scheduled to increase. If we redeem the Notes prior to the Maturity Date, accrued interest will be paid on the Notes prior to such early redemption, but you will not receive any future interest payments from the Notes redeemed and you may be unable to reinvest your proceeds from the redemption in an investment with a return that is as high as the return on the Notes would have been if they had not been redeemed.

The Issue Price of the Notes has certain built-in costs, including the Selling Agent’s commission and our cost of hedging, both of which are expected to be reflected in secondary market prices. In determining the economic terms of the Notes, and consequently the potential return on the Notes to you, we have taken into account compensation to the Selling Agent for distributing the Notes, which is reflected in the Selling Agent’s commission described on the cover of this pricing supplement, as well as certain  costs associated with hedging the obligations under the Notes. The Issue Price of the Notes reflects these factors. As a result, the value of the Notes on the Issue Date is expected to be less than the Issue Price. Assuming no change in market conditions or any other relevant factors, the price, if any, at which the Selling Agent or another purchaser may be willing to purchase the Notes in secondary market transactions will likely be less than the Issue Price. This is due, among other things, to the fact that the Issue Price includes, and secondary market prices are likely to exclude, the Selling Agent’s commission with respect to the Notes, and an additional charge representing an estimated profit that may be realized by our hedge counterparty in connection with transactions through which the Notes are structured and the resulting obligations hedged. These secondary market prices may also be reduced by the costs of unwinding the related hedging transactions. A profit may be realized from the hedging activity even if investors do not receive a favorable investment return under the terms of the Notes or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by the Selling Agent, as a result of dealer discounts, mark-ups or other transaction costs.

The Notes will not be listed or displayed on any securities exchange or quotation system, and there may be little or no secondary market for the Notes.  The Notes will not have an established trading market when issued and the Notes will not be listed or displayed on any securities exchange or quotation system; accordingly, there may be little or no secondary market for the Notes and, as such, information regarding independent market pricing for the Notes may be very limited or non-existent. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. We, the Selling Agent and/or its affiliates may purchase and sell the Notes from time to time in the secondary market, but we, the Selling Agent and/or its affiliates are not obligated to do so. If we, the Selling Agent and/or its affiliates make such a market in the Notes, we, the Selling Agent and/or any such affiliate may stop doing so at any time and for any reason without notice. Because other dealers are not likely to make a secondary market for the Notes, the prices at which you may be able to trade your Notes will probably depend on the price, if any, at which we, the Selling Agent and/or its affiliates may be willing to buy the Notes. It is expected that transaction costs in any secondary market would be high and, as a result, the difference between bid and asked prices for the Notes in any secondary market could be substantial. There is no assurance that there will be a secondary market for any of the Notes. Accordingly, you should be willing to hold the Notes until the Maturity Date, and you may incur a loss if you sell your Notes prior to the Maturity Date or the Early Redemption Date, as applicable.

The market value of the Notes prior to maturity will be influenced by many unpredictable factors, and may be less than the Issue Price.  The market value of the Notes may be less than the Issue Price of the Notes. The market value of the Notes may be affected by a number of factors that may either offset or magnify each other, including the following:

•	the time remaining to maturity of the Notes;

•	the aggregate amount outstanding of the Notes;

•	our right to redeem the Notes;

•	the level, direction, and volatility of market interest and yield rates generally;

•	geopolitical conditions and economic, financial, political, regulatory, geographical, agricultural, judicial or other events that affect the markets generally;

•	the supply and demand for the Notes in the secondary market, if any;

•	any market-making activities with respect to the Notes; or

•
the actual or perceived creditworthiness of Lloyds Bank, as the Issuer of the Notes, and LBG, as the Guarantor of Lloyds Bank’s obligations under the Notes, including actual or anticipated downgrades in LBG’s or Lloyds Bank’s credit ratings.

Some or all of these factors will influence the price that you will receive if you sell your Notes prior to the Maturity Date or the Early Redemption Date in the secondary market, if any. If you sell your Note before the Maturity Date or the Early Redemption Date, the price that you receive may be less, and may be substantially less, than the Issue Price or the price which you paid.

It is possible that you may receive below-market interest in respect of one or more Interest Payment Dates.  Because interest payable on your Notes accrues at a fixed rate, there can be no guarantee that the interest you will receive on one or more of the Interest Payment Dates will be greater than the market interest rate on such dates. We are less likely to redeem the Notes when market interest rates are higher than the applicable fixed interest rate on the Notes. We have no control over a number of matters that may affect market interest rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. You should have a view as to the Interest Rates on the Notes (as specified on the cover of this pricing supplement) and their levels relative to market interest rates before investing, and you must be willing to forgo guaranteed market interest rates for all or most of the term of the Notes.

There may be potential conflicts of interest between investors in the Notes and us and our affiliates and the Selling Agent and its affiliates.  We and our affiliates and the Selling Agent and its affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes. Trading activities related to short-term and long-term interest rate swaps and other instruments that may affect interest rates have been entered into or may be entered into on behalf of us, our affiliates, the Selling Agent, its affiliates or their respective customers that are not for the account of the investors in the Notes or on their behalf. In particular, as described below under “Use of Proceeds; Hedging”, we, the Selling Agent and/or its affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments, and we may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time. These trading activities may present a conflict between the investors’ interests in the Notes and the interests we, our affiliates and the Selling Agent and its affiliates will have in each of their respective proprietary accounts and in facilitating transactions, including block trades and options and other derivatives transactions, for their respective customers and in accounts under each of their respective management. In performing these activities, the economic interests of us and our affiliates and the Selling Agent and its affiliates are potentially adverse to your interests as an investor in the Notes.

In addition, in the ordinary course of their business activities, MLPF&S and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers.  Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. MLPF&S or its affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies.  Typically MLPF&S and its affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby.  Any such short positions could adversely affect future trading prices of the Notes offered hereby.

We and our affiliates and the Selling Agent and its affiliates have published or may in the future publish reports, express opinions or provide recommendations and engage in other transactions that could adversely affect the value of the Notes.  We and our affiliates and the Selling Agent and its affiliates have published or may in the future publish reports from time to time on financial markets and other matters that may influence the value of the Notes or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any such reports, opinions or recommendations may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes.

We and the Selling Agent or any of its affiliates also may issue, underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments that may have features similar to those of the Notes, including similar rates of interest or maturities. By introducing competing products into the marketplace in this manner, we and the Selling Agent or its affiliates could adversely affect the value of the Notes.

The Notes may not be a suitable investment for you. The Notes may not be a suitable investment for you, if, among other things:

•	you are unwilling to forgo guaranteed market interest rates for the term of the Notes;

•	you seek assurances that there will be a liquid market if and when you want to sell the Notes prior to maturity;

•
you are unwilling to accept the risk that the Notes may be redeemed prior to maturity, and are unwilling or unable to accept the risk that you may be unable to reinvest the proceeds of such redemption in an investment with a return that is as high as the return on the Notes would have been if they had not been redeemed; or

•	you are unwilling or are unable to assume the credit risk associated with Lloyds Bank, as the Issuer of the Notes, and LBG, as the Guarantor of the Issuer’s obligations under the Notes.

TAX CONSEQUENCES

You should review carefully the section in the prospectus supplement entitled “U.S. Federal Income Tax Consequences.” The Notes will be treated for U.S. federal income tax purposes as fixed-rate debt instruments and we expect them to be treated as issued without original issue discount.  You will be required to include stated interest in income at the time it accrues or is received, in accordance with your method of accounting for U.S. federal income tax purposes, and any gain or loss realized upon the sale, exchange or redemption of the Notes generally will be capital gain or loss. Interest income earned with respect to the Notes will be foreign-source income.

For a discussion of U.K. tax considerations relating to the Notes, you should refer to the section in the prospectus supplement entitled “Taxation in the United Kingdom.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Notes, as well as tax consequences arising under the laws of any state, local, or non-U.S. taxing jurisdiction.

USE OF PROCEEDS; HEDGING

The net proceeds from the sale of the Notes will be used as described under “Use of Proceeds” in the prospectus and to hedge market risks of Lloyds Bank associated with its obligation to pay the applicable interest payments and the payment amount at maturity or upon early redemption of the Notes.

We, the Selling Agent and/or its affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments, and we may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time. Our cost of hedging will include the projected profit that our counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our counterparty’s control, such hedging may result in a profit that is more or less than expected, or could result in a loss. It is possible that we, the Selling Agent and/or its affiliates could receive substantial returns from these hedging activities while the value of the Notes declines.

We have no obligation to engage in any manner of hedging activity and we will do so solely at our discretion and for our own account. No holder of the Notes will have any rights or interest in our hedging activity or any positions we or any unaffiliated counterparty may take in connection with our hedging activity.

The hedging activity discussed above may adversely affect the value of the Notes from time to time. See “Risk Factors — The Issue Price of the Notes has certain built-in costs, including the Selling Agent’s commission and our cost of hedging, both of which are expected to be reflected in secondary market prices” and “Risk Factors — There may be potential conflicts of interest between investors in the Notes and us and our affiliates and the Selling Agent and its affiliates” in this pricing supplement for a discussion of these adverse effects.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to MLPF&S and MLPF&S has agreed to purchase from us, as principal, the aggregate principal amount of the Notes specified on the front cover of this pricing supplement at $965.00 per $1,000.00 of the principal amount of the Notes, resulting in aggregate proceeds to us of $ . MLPF&S will receive commissions from us equal to $35.00 per $1,000.00 principal amount of the Notes, or $ of the aggregate principal amount of the notes.

We have entered or will enter into one or more hedging transactions in connection with this offering of Notes. See “Use of Proceeds; Hedging” above.  In addition, from time to time, MLPF&S and its affiliates have engaged, and in the future may engage, in transactions with us and have performed, and in the future may perform, services for us for which they have been, and may be, paid customary fees.  In particular, an affiliate of MLPF&S is our swap counterparty for a hedge of our obligations under the Notes and will be paid customary fees in connection with such hedging.

All costs and charges related to the Notes, including the underwriting discount and the hedging costs, reduce the economic terms of the Notes to you. For more information regarding these charges, our trading and hedging activities and conflicts of interest, see “Risk Factors—The Issue Price of the Notes has certain built-in costs, including the Selling Agent’s commission and our cost of hedging, both of which are expected to be reflected in secondary market prices” on page PS-5 of this pricing supplement and “Use of Proceeds; Hedging” above.

You can find more information in the section entitled “Supplemental Plan of Distribution” on page S-26 of the prospectus supplement.

MLPF&S has agreed to reimburse us for certain expenses relating to the offering in an amount up to $20,000.

In addition, from time to time, MLPF&S and its affiliates have engaged, and in the future may engage, in transactions with us and have performed, and in the future may perform, services for us for which they have been, and may be, paid customary fees.

In the future, the Selling Agent or any of its affiliates may repurchase and resell the offered Notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Selling Agent may act as principal or agent in these market-making transactions; however it is not obligated to engage in any such transactions. The distribution of this pricing supplement in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the Notes that was made available to investors in connection with their initial offering.  Secondary market investors should not, and will not be authorized to, rely on the pricing supplement for information regarding the Issuer or the Guarantor or for any purpose other than that described in the immediately preceding sentence.

The Notes are a new issues of securities with no established trading markets. We have been advised by the Selling Agent that the Selling Agent intends to make a market in the Notes, but it is not obligated to do so and may discontinue market making at any time for any reason without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

We expect to deliver the Notes against payment therefor on a date that is more than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the Notes occurs more than three business days after the Trade Date, purchasers who wish to trade the Notes more than three business days prior to the Issue Date of the Notes will be required to specify alternative arrangements to prevent a failed settlement and should consult their own advisers in connection with that election.

US $

Lloyds TSB Bank plc
fully and unconditionally guaranteed by
Lloyds Banking Group plc

Senior Callable Step-Up Fixed-Rate Notes due December 27, 2032

Medium-Term Notes, Series A

Pricing Supplement

(to prospectus dated December 22, 2010
and prospectus supplement dated June 6, 2011)

December   , 2012

BofA Merrill Lynch